Exhibit 99.1

STABLEX TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

JUNE 30, 2025

	Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$5,132,867	$6,200,000		$11,332,867
Restricted cash	109,576	-		109,576
Marketable securities	3,291,450	-		3,291,450
Prepaid expenses and other current assets	296,823	-		296,823
Total current assets	8,830,716	6,200,000		15,030,716
Operating lease – right-of-use asset	331,341	-		331,341
Deposits and other assets	32,759	-		32,759
Total assets	9,194,816	6,200,000		15,394,816

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,034,721	$-		$1,034,721
Accrued expenses and other current liabilities	431,308	-		431,308
Accrued preferred stock redemption payable (H-7)	5,900,153	-		5,900,153
Current portion lease obligation – operating lease	234,376	-		234,376
Total current liabilities	7,600,558	-		7,600,558
Derivative liability	-	140,000	(a)	140,000
Warrant liability	14,537,000	(14,537,000	)(b)	-
Lease obligation - operating lease, net of current portion	162,336			162,336
Total liabilities	22,299,894	(14,397,000)		7,902,894

Mezzanine equity:
Redeemable Series H-7 Convertible Preferred Stock ($0.0001 par value per share and $1,000 face value per share; authorized - 22,000 shares; issued and outstanding – 0 shares, at June 30, 2025) Liquidation preference of $0 as of June 30, 2025.	-	-		-
Redeemable Series I Convertible Preferred Stock ($0.0001 par value per share and $1,000 face value per share; authorized - 7,000 shares; issued and outstanding – 7,000 shares, at June 30, 2025) Liquidation preference of $7,000,000 as of June 30, 2025.	-	2,909,045	(a)	2,909,045

Stockholders’ equity:
Preferred Stock, ($0.0001 par value per share; authorized – 20,000,000 shares)	-	-		-
Series H Convertible Preferred Stock ($0.0001 par value per share; authorized – 8,500 shares; issued and outstanding – 8 shares as of June 30, 2025) Liquidation preference of $0 as of June 30, 2025.	-	-		-
Convertible Preferred Stock Series H-3 ($0.0001 par value; authorized – 8,461 shares; issued and outstanding – 1,234 shares as of June 30, 2025) Liquidation preference of $59 as of June 30, 2025.	-	-		-
Series H-6 Convertible Preferred Stock ($0.0001 par value per share; authorized – 50,000 shares; issued and outstanding – 50 shares as of June 30, 2025) Liquidation preference of $287 as of June 30, 2025.	-	-		-
Common Stock ($0.0001 par value; authorized – 1,200,000,000 shares as of June 30, 2025; issued and outstanding – 590,181 shares as of June 30, 2025)	59	-		59
Additional paid-in capital	117,278,388	18,299,000	(a)(b)	135,577,388
Accumulated deficit	(130,383,525)	(611,045	)(a)	(130,994,570)
Total stockholders’ equity	(13,105,078)	17,687,955		4,582,877
Total liabilities, mezzanine equity and stockholders’ equity	$9,194,816	$6,200,000		$15,394,816

Adjustments:

(a) Adjustment reflects the sale of (i) an aggregate of 7,000 shares of Series I Convertible Preferred Stock, with a par value of $0.0001 per share and a stated value of $1,000 per share, of StableX Technologies, Inc. (the “Company”) initially convertible into up to 875,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) at an initial conversion price of $8.00 per share and (ii) warrants to acquire up to an aggregate of 875,000 shares of Common Stock (the “Series I Warrants”) at an initial exercise price of $8.00 per share, pursuant to that certain Securities Purchase Agreement (the “Series I Purchase Agreement”), by and among the Company and the investors signatory thereto, dated as of August 4, 2025 (collectively, the “Private Placement”). The closing of the Private Placement occurred on August 8, 2025. The aggregate gross proceeds from the Private Placement were $7,000,000. The Company incurred total transaction costs of $1.319 million made of cash transaction costs totaling $800,000 and the estimated fair value of the warrants issued to the placement agents totaling approximately $519,000. Net cash proceeds from the Private Placement totaled $6,200,000.

(b) Adjustment reflects the reclassification of (i) certain warrants of the Company (the “Series H-7 Warrants” and, collectively with the Series I Warrants, the “Warrants”) issued pursuant to that certain securities purchase agreement, dated as of August 7, 2023, by and among the Company and the investors signatory thereto (the “Series H-7 Purchase Agreement” and, collectively with the Series I Purchase Agreement, the “Purchase Agreements”), and (ii) Series I Warrants, in each case, from liability-classified to equity-classified as a result of the entrance into that certain Omnibus Amendment, dated as of August 26, 2025, by and among the Company and the Required Holders (as defined in each of the Purchase Agreements) which modified the terms of each of the Warrants such that the Warrants, as modified, are considered to be indexed to the Company’s Common Stock pursuant to ASC 815.